C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 200

Eden Prairie, Minnesota 55344

Chad Lindbloom, vice president and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FIRST QUARTER RESULTS

MINNEAPOLIS, April 25, 2006 -- C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (NASDAQ: CHRW), today reported financial results for the three months ended March 31, 2006. As previously reported, all share and per share data is reflective of a two-for-one stock split, effective October 14, 2005.

For the first quarter, gross profits increased 27.9 percent to $255.1 million from $199.4 million in 2005. Income from operations increased 36.3 percent to $92.4 million from $67.8 million in 2005. Net income increased 39.1 percent to $58.1 million from $41.8 million in 2005. Diluted net income per share increased 37.5 percent to $0.33 per share from $0.24 per share in 2005.

For the first quarter, total Transportation gross profits increased 28.3 percent to $223.0 million in 2006 from $173.8 million in 2005. Our transportation gross profit margin increased to 18.3 percent in 2006 from 17.4 percent in 2005.

The increase in our truck transportation gross profits of 26.7 percent in the first quarter of 2006 was driven by volume growth in truckload and less-than-truckload transactions, combined with increased transportation rates and a slight increase in gross profit margins.

Our intermodal gross profits increase of 14.0 percent in the first quarter of 2006 resulted from an increase in gross profit margins, offset by a decrease in volume. Our gross profit margin expanded due to rate increases and the elimination of some lower margin business.

In our international freight forwarding business, our ocean gross profits increased 55.9 percent and our air gross profits increased 89.1 percent in the first quarter of 2006. Excluding the impact of the acquisitions of Bussini Transport S.r.l. ('Bussini') and Hirdes Group Worldwide ('Hirdes'), announced in the third quarter of 2005, we estimate our ocean gross profits would have increased approximately 35 percent in the first quarter of 2006. Our air gross profits would have been approximately the same as the first quarter of 2005.

Miscellaneous transportation gross profits consist primarily of transportation management fees, customs brokerage fees, and warehouse and cross-dock services. The increase of 32.8 percent in the first quarter was driven by increases in our transportation management fees and customs brokerage business. Excluding the impact of the acquisitions of Bussini and Hirdes, we estimate our miscellaneous transportation gross profits increased approximately 27 percent.

For the first quarter, Sourcing gross profits increased 34.0 percent to $22.3 million in 2006 from $16.6 million in 2005. This increase was due to higher volumes with our retail and foodservice customers and a slight increase in our gross profit margin. Excluding the acquisitions of FoodSource and Epic Roots, announced in the first quarter of 2005, our Sourcing gross profits increased 11.4 percent.

For the first quarter, Information Services gross profits increased 10.0 percent to $9.8 million in 2006 from $8.9 million in 2005, primarily due to transaction volume growth.

For the quarter, operating expenses increased 23.6 percent to $162.6 million in 2006 from $131.6 million in 2005. As a percentage of gross profits, operating expenses decreased to 63.8 percent in 2006 from 66.0 percent in 2005. We gain leverage in periods of strong growth.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 20,500 customers through a network of 199 offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 40,000 carriers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide First Quarter 2006 Earnings Conference Call

Wednesday, April 26, 2006 10:00 a.m. Eastern time

Live webcast available through Investor Relations link at www.chrobinson.com

Telephone access:800-257-2101

Webcast replay available through May 10, 2006; Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on April 29, 2006: 800-405-2236; passcode:11058272#

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share data)

	Three months ended
	March 31,
	2006	2005
Gross revenues:
Transportation	$ 1,215,909	$ 999,936
Sourcing	273,422	206,109
Information Services	9,784	8,895
Total gross revenues	1,499,115	1,214,940
Gross profits:
Transportation
Truck	195,133	154,020
Intermodal	7,931	6,956
Ocean	8,824	5,660
Air	5,044	2,667
Miscellaneous	6,035	4,543
Total transportation	222,967	173,846
Sourcing	22,306	16,641
Information Services	9,784	8,895
Total gross profits	255,057	199,382
Operating costs and expenses:
Personnel expenses	127,211	100,929
Selling, general and administrative expenses	35,412	30,661
Total operating costs and expenses	162,623	131,590
Income from operations	92,434	67,792
Investment and other income:
Interest income and other	2,583	1,014
Nonqualified deferred compensation investment gain	82	117
Investment and other income	2,665	1,131
Income before provision for income
Taxes	95,099	68,923
Provision for income taxes	36,985	27,147
Net income	$ 58,114	$ 41,776
Net income per share (basic)	$ 0.34	$ 0.25
Net income per share (diluted)	$ 0.33	$ 0.24
Weighted average shares outstanding (basic)	171,219	169,876
Weighted average shares outstanding (diluted)	175,267	174,132

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands)

	March 31, 2006	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$ 256,427	$ 230,628
Available-for-sale securities	124,225	122,551
Receivables, net	706,968	716,725
Other current assets	21,157	14,877
Total current assets	1,108,777	1,084,781

Property and equipment, net	62,497	60,721
Intangible and other assets	255,165	249,566
	$ 1,426,439	$ 1,395,068

Liabilities and stockholders' investment
Current liabilities
Accounts payable and outstanding checks	$ 487,674	$ 473,882
Accrued compensation	31,762	94,333
Other accrued expenses	64,856	44,268
Total current liabilities	584,292	612,483

Long term liabilities:
Deferred tax liability	-	1,469
Nonqualified deferred compensation obligation	1,238	1,079
Total long term liabilities	1,238	2,548
Total liabilities	585,530	615,031

Total stockholders' investment	840,909	780,037
	$ 1,426,439	$ 1,395,068

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands, except operational data)
	Three months ended March 31,

	2006	2005
Operating activities:
Net income	$ 58,114	$ 41,776
Stock-based compensation	14,529	9,323
Depreciation and amortization	5,567	3,883
Other non-cash expenses, net	(1,244)	3,192
Net changes in operating elements	(20,872)	(34,560)
Net cash provided by operating activities	56,094	23,614

Investing activities:
Net property additions	(6,477)	(8,505)
Cash paid for acquisitions	(7,974)	(43,590)
Purchases of available-for-sale securities	(39,163)	(8,771)
Sales/maturities of available-for-sale securities	37,489	8,204
Other assets, net	1,750	(1,185)
Net cash used for investing activities	(14,375)	(53,847)

Financing activities:
Net issuances (repurchases) of common stock	(243)	1,695
Excess tax benefit from stock based compensation plans	6,708	900
Cash dividends	(22,589)	(12,832)
Net cash used for financing activities	(16,124)	(10,237)
Effect of exchange rates on cash	204	(770)

Net increase (decrease) in cash and cash equivalents	25,799	(41,240)
Cash and cash equivalents, beginning of period	230,628	166,476
Cash and cash equivalents, end of period	$ 256,427	$ 125,236

	As of March 31,
	2006	2005
Operational Data:
Employees	5,970	5,029
Branches	199	178

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